CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 19 to the registration statement on Form N-1A ("Registration Statement") of our report dated June 19, 2001, relating to the financial statements and financial highlights which appear in the May 31, 2001 Annual Report to Shareholders of U.S. Treasury Intermediate Fund, U.S. Treasury Long-Term Fund, and U.S. Treasury Money Fund (comprising T. Rowe Price U.S. Treasury Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


 /s/PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
September 21, 2001